EXHIBIT 99.2

Mothers Work, Inc.

Fourth Quarter (FY 2004)

Earnings Release Conference Call

November 23, 2004

9:00 a.m. Eastern Time

Transcript of Prepared Remarks

Operator:  Introduce the call and Edward M. Krell

Edward M. Krell: Thank you, operator.  Thanks everyone for joining us this morning for Mothers Work’s investor conference call for the fourth quarter of fiscal 2004, ended September 30, 2004.  I am Ed Krell, Executive Vice President and Chief Financial Officer of Mothers Work.

The earnings release was disseminated this morning, and everyone should have received a copy.  If you haven’t, please call us at (215) 873-2285 and we will get one right out to you, or you can go to our Web site at www.motherswork.com to get a copy of the release.

Before we get started this morning I need to remind everyone that certain statements in today’s management presentation and Q&A session will contain forward looking statements within the meaning of the Federal Securities laws.

This includes statements concerning management’s current expectations, estimates and projections dealing with store openings, sales, comparable store sales, gross margin, operating income margin, EBITDA margin, earnings per share, capital expenditures, potential stock repurchases, potential debt repurchases, market share, competition, new business initiatives and operating results generally.  Actual results might differ materially from those projected in the forward-looking statements.  For additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements, please refer to the Company’s filings with the SEC.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Mothers Work.

Joining me this morning is Rebecca Matthias, President and Chief Operating Officer of Mothers Work.  I will open with comments on the Company’s fourth quarter and full year results, will provide financial guidance with respect to fiscal 2005, and will then turn it over to Rebecca for additional comments.  Rebecca and I will then be available to take your questions.

Edward M. Krell’s Comments

Although we are obviously not pleased with our financial results for the fourth quarter and full year fiscal 2004, we recognize the significant impact on our results of the dramatically increased competitive pressures in our market and are very excited about the progress we have made in the past year in developing our strategic business initiatives to promote our continued long-term growth in sales and profitability, while addressing the competitive environment.  We currently face maternity apparel competition in over 1,000 more competitor locations than a year ago.  We believe that this increased competition caused an oversupply of maternity apparel in the market and that the increasingly deep markdowns taken by our competitors to stimulate sales and clear seasonal inventories significantly and adversely affected our fourth quarter and full year sales and earnings results.  We will discuss the status of our strategic business initiatives, including our Kohl’s and Sears initiatives, later in the call.  But first, let’s review the financial results.

Net sales for the fourth quarter of fiscal 2004 were $121.0 million, a 1.1% decrease from last year’s fourth quarter sales of $122.4 million.  Comparable store sales decreased 8.3% during the fourth quarter of fiscal 2004 versus a comparable store sales decrease of 1.4% during the fourth quarter of fiscal 2003.  Net sales for the full fiscal year ended September 30, 2004 were $518.1 million, a 5.2% increase over last year’s sales of $492.4 million.  Comparable store sales decreased 4.9% for the full year versus a comparable store sales increase of 0.3% for the full year fiscal 2003.  Our increased full year fiscal 2004 sales were driven primarily by increased store count.  We ended the fiscal year with 883 stores and 1,115 total retail locations at September 30, 2004, compared to 851 stores and 1,006 total retail locations at September 30, 2003.  This net increase of 32 stores reflects opening 93 new stores, including 22 multi-brand stores, and closing 61 stores, with 38 of these store closings related to multi-brand store openings.  In addition, during fiscal 2004, we opened 81 leased department locations and closed 4 leased department locations, with the openings predominantly coming from the exclusive introduction of our new Two Hearts Maternity™ collection in 71 Sears® stores to replace the existing maternity lines in these stores.

Gross profit for the fourth quarter of fiscal 2004 was $63.6 million, a 3.6% decrease from last year’s fourth quarter gross profit of $65.9 million.  Gross margin for the fourth quarter was 52.5%, a decrease of 133 basis points from last year’s fourth quarter gross margin of 53.9%.  This decrease in gross margin primarily reflects the aggressive markdowns recognized in the fourth quarter compared to last year.  We took these markdowns to reduce seasonal and overall inventory levels in response to our weaker than planned sales and the related severe markdowns taken by our competitors.  Gross profit for the full year fiscal 2004 was $278.4 million, a 4.2% increase over last year’s gross profit of $267.3 million.  Gross margin for the full year period was 53.7%, a decrease of 52 basis points from last year’s full year gross margin of 54.3%.  This decrease in gross margin primarily reflects the increased markdowns recognized versus last year, particularly in the second half of the fiscal year.

SG&A expense for the fourth quarter of fiscal 2004, excluding depreciation and amortization, was $63.2 million, a 10.9% increase over last year’s fourth quarter expense figure of $57.0 million.  Our fourth quarter SG&A expense, excluding depreciation and amortization, of 52.2% of sales this year was 566 basis points higher than our last year fourth quarter figure of 46.6% of sales.  This increase primarily related to increased store occupancy and increased store payroll expense ratios resulting from the negative 8.3% comparable store sales for the quarter, as well as, to a lesser extent, increased charges related to store closings and increased advertising expenditures.  We incurred charges relating to store closings of $1.1 million for the fourth quarter of fiscal 2004 versus $0.2 million for the fourth quarter of fiscal 2003.  For the full year fiscal 2004, SG&A expense, excluding depreciation and amortization, was $243.7 million, a 10.6% increase over last year’s full year expense figure of $220.2 million.  Our full year SG&A expense, excluding depreciation and amortization, of 47.0% of sales this year was 231 basis points higher than our last year figure of 44.7% of sales.  This 231 basis point increase in the expense ratio for the full year period consisted primarily of increased store occupancy and, to a lesser extent, increased store payroll expense ratios resulting from the negative 4.9% comparable store sales for the full year period.  Also, included in SG&A expense are charges related to store closings of $1.8 million for the full year fiscal 2004 versus $0.3 million for fiscal 2003.  Much of these fiscal 2004 store closing charges resulted from store closings related to multi-brand store openings.

EBITDA for the fourth quarter of fiscal 2004 was $0.4 million versus last year’s fourth quarter EBITDA of $8.9 million.  Our fourth quarter EBITDA margin of 0.3% of sales this year was approximately 700 basis points lower than our last year fourth quarter EBITDA margin of 7.3% of sales, reflecting the increased operating expense ratio and, to a much lesser extent, decreased gross margin.  EBITDA for the full year fiscal 2004 was $34.8 million, a 26% decrease from last year’s EBITDA of $47.0 million.  Our full year EBITDA margin of 6.7% of sales for fiscal 2004 was 284 basis points lower than last year’s EBITDA margin of 9.5%, primarily due to the increase in our operating expense ratio with a much lesser impact from decreased gross margin.

Depreciation and amortization expense was $2.7 million for the fourth quarter of fiscal 2004, a 7.6% increase over last year’s fourth quarter expense of $2.5 million.  For the full year, depreciation and amortization expense was $10.2 million this year, a 3.5% increase from last year’s expense of $9.9 million.

Interest expense, net of interest income, was $3.7 million for both the fourth quarter of fiscal 2004 and the fourth quarter of fiscal 2003.  For the full-year period, interest expense was $14.8 million this year, a 2.0% increase from last year’s expense of $14.5 million.  The fiscal 2003 full year interest expense figure benefited from a $0.3 million non-recurring interest expense credit related to our credit facility.

Our income tax provision for the fourth quarter and full year of fiscal 2004 reflects a 40.0% effective tax rate.  Our effective tax rate provision for the full year fiscal 2003 was 38.5%.

Net loss for the fourth quarter of fiscal 2004 was $3.6 million, a decrease of approximately $5.3 million versus last year’s fourth quarter net income of $1.6 million.  Our loss per share for the fourth quarter was 70 cents this year, a significant decrease from last year’s fourth quarter diluted earnings per share of 29 cents.  For the full year period, net income was $5.9 million, a 58% decrease from last year’s net income of $14.0 million, driven by our reduced EBITDA margin versus last year.  Our diluted earnings per share for the full year period was $1.07 this year, a 57% decrease from last year’s earnings per share of $2.47.  The $1.07 diluted earnings per share figure for fiscal 2004 was within our most recent guidance range of $1.02 to $1.10 per share provided in our October 7, 2004 and November 4, 2004 press releases.

The average diluted shares outstanding of 5.50 million shares for the full year fiscal 2004 is 2.6% lower than last year’s figure of 5.65 million shares.  This decrease versus last year is due to the repurchases of shares of our common stock pursuant to our share repurchase program and the reduced dilutive effect of outstanding stock options and warrants compared to last year, offset by the impact of stock option exercises.

As of September 30, 2004, we had approximately 5.21 million outstanding common shares, which reflects the retirement of approximately 142,000 shares of our common stock we repurchased since March 2003 pursuant to our share repurchase program, including approximately 76,000 shares repurchased during the full year fiscal 2004.

Turning to the balance sheet, we are very pleased with our strong balance sheet and financial liquidity.  As previously disclosed, on October 15, 2004 we entered into an amended credit agreement with Fleet Retail Group, a Bank of America company, for a five-year $60 million senior secured credit facility to replace our existing facility which had a maturity date of September, 2005.  This amended credit facility provides us with very strong financial liquidity and flexibility, and provides lower borrowing rates than our previous credit facility.  We ended the fourth quarter with no outstanding borrowings under our credit line, more than $52 million of available borrowings under our credit line, and excess cash on our balance sheet.  Our balance of cash and short-term investments of $14.9 million at September 30, 2004 is approximately $5.9 million lower than our $20.7 million balance of cash and short-term investments at September 30, 2003.  Total inventory at September 30, 2004 was $92.7 million, a 9.7% increase over the $84.5 million inventory balance at September 30, 2003.  While this inventory level is somewhat higher than planned due to lower than expected sales for the fourth quarter, we have taken aggressive markdowns where needed to move slower moving styles and to control our overall inventory level.  On a per retail location square foot basis, our total inventory at September 30, 2004 was essentially the same as at September 30, 2003.

I will now provide financial guidance with respect to fiscal 2005.

Mothers Work is well positioned for fiscal 2005 and beyond.  We see fiscal 2005 as an important year of strategic transition as we significantly increase the number of retail “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  We strongly believe these strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.  Rebecca will discuss these initiatives in more detail in her comments.  However, given this continued fierce competitive environment, we are taking a cautious outlook in our financial projections for fiscal 2005.  We are targeting net sales for fiscal 2005 in the $565 to $575 million range, representing sales growth of approximately 9% to 11% over fiscal 2004, based on the planned sales contribution from our Kohl’s and Sears initiatives and our new stores, partially offset by an assumed comparable store sales decrease of between 1.0% and 2.5% for the full fiscal year, with comparable store sales planned weaker in the first half of the fiscal year than in the second half when we face weaker prior year sales comparisons.

Our targeted sales for the year reflect our plan to open between 30 and 40 new stores during the year, including approximately 15 to 20 new multi-brand stores, and close approximately 48 to 60 stores, with approximately 30 to 40 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity™ Superstores.  In addition, based on the success of the initial launch last April of our Two Hearts Maternity collection, available exclusively at selected Sears locations, we will be expanding the distribution of our Two Hearts Maternity collection from 72 Sears locations currently to a total of approximately 645 Sears locations beginning March 2005.  This proprietary brand will replace the existing maternity apparel lines in those locations and will become the exclusive maternity apparel offering in Sears stores.  In February 2005, our Oh Baby! by Motherhood™ collection will launch at Kohl’s stores throughout the United States and on Kohls.com.  The Oh Baby! by Motherhood™ collection, available exclusively at Kohl’s under a licensed arrangement, will replace the existing maternity apparel lines at Kohl’s and will become their exclusive maternity apparel line.  Kohl’s currently operates 637 stores in 40 states.

We are targeting our gross margin to decrease by approximately 120 basis points to 52.5% of sales in fiscal 2005 from 53.7% in fiscal 2004, driven by the lower planned gross margin of sales from our new licensed business.  We expect our operating expenses to decrease slightly as a percentage of sales for fiscal 2005 versus fiscal 2004, primarily as a result of the expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the negative expense leverage resulting from our assumed comp store sales decline.  Based on these assumptions, we are targeting EBITDA for fiscal 2005 in the $32.3 million to $35.3 million range.  We expect depreciation expense to be approximately $11.0 million for the year, expect interest expense net of interest income to be approximately $15.1 million, and are assuming a 40.0% effective tax rate.  We project average diluted shares outstanding for earnings per share calculation purposes of approximately 5.4 to 5.5 million shares for the full year.  Based on these figures, we are targeting fiscal 2005 diluted earnings per share of between $0.70 and $1.00 per share.  Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share of $1.07, due to the adverse effect on earnings of our assumed comp store sales decline of between 1.0% and 2.5%.  If we were to achieve flat comparable store sales for fiscal 2005, we estimate that our fiscal 2005 earnings per share would exceed our fiscal 2004 earnings per share.  Of course, our ability to achieve our targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

Our target for fiscal 2005 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company.  Pursuant to the share repurchase program approved by our Board of Directors in March 2003, which expires in March 2005 unless extended, the Company has repurchased and retired approximately 142,000 shares of its common stock to date at a total cost of approximately $3.2 million.

Although many factors could affect our sales and profit results for the year, as well as cause timing shifts by quarter within the year, in order for investors to better understand our expectations for the business, we are providing the following fiscal quarterly guidance for fiscal 2005.  With regard to sales, our guidance, consistent with our annual target of $565 to $575 million, is as follows:  approximately $135 million for the first quarter, approximately $138 million for the second quarter, approximately $157 million for the third quarter, and approximately $140 million for the fourth quarter.  Our quarterly comp. store sales assumptions underlying this sales guidance, and consistent with our assumption of a 1.0% to 2.5% comp. store sales decrease for the full year, are:  down approximately 3% to 4% for the first quarter; down approximately 2% to 4% for the second quarter; down approximately 1% to 3% in the third quarter; and flat to up 2% in the fourth quarter.  Our first quarter sales guidance reflects our current estimate that our November comparable store sales will decrease approximately 11% versus last year, but it is important to note that this figure is adversely impacted by approximately 3 to 4 percentage points due to having one less Saturday and Sunday compared to last November.  For October, we reported a comp. store sales increase of 1.0%, which was favorably impacted by approximately 3 percentage points due to having an extra Saturday and Sunday compared to last October.

Our estimated quarterly plan for new stores and store closings is: approximately 12 store openings and 13 store closings in the first quarter; approximately 10 to 12  store openings and 21 to 24 store closings in the second quarter; approximately 5 to 10 store openings and 8 to 12 store closings in the third quarter and approximately 3 to 6 store openings and 6 to 11 store closings in the fourth quarter.    With regard to diluted earnings per share, our quarterly guidance consistent with our annual target of between $0.70 and $1.00 per share is as follows:  between breakeven and a loss of 10 cents for the first quarter; a loss of 25 to 30 cents for the second quarter; earnings of between $1.20 and $1.35 for the third quarter; and a loss of 10 to 20 cents for the fourth quarter.

We are planning our fiscal 2005 capital expenditures to be approximately $12 to $14 million, compared to $14.7 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2005 year end to increase somewhat from fiscal 2004 year end, due to the inventory needs of our new initiatives, but at a lesser rate than our planned sales growth.  Based on these targets and plans, we expect our fiscal 2005 capital expenditures to be funded through our cash flow from operations.  Although we had no outstanding credit line borrowings during fiscal 2004, and expect to have none at the end of fiscal 2005, we expect that we may have modest credit line borrowings during certain periods of fiscal 2005, reflecting seasonal fluctuations in cash flow.

Looking forward to fiscal 2006, we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives, and expect to generate higher earnings than fiscal 2005, while generating positive free cash flow.

This concludes my comments about Mothers Work’s financial performance and future financial guidance.  I hope they were helpful.  I would now like to turn the call over to Rebecca.

Rebecca Matthias’ Comments

Thank you Ed.

As we leave fiscal 2004 and enter fiscal 2005, we feel excited, disappointed and motivated all at the same time.  We feel excited about the progress of our new initiatives, disappointed by our financial results this past year, and extremely motivated by the current challenges and opportunities in the maternity apparel market.  The fourth quarter was a difficult end to a difficult year of financial results.  Comparable store sales declined 8.3% for the quarter, and gross margin, EBITDA, and earnings followed suit in a downward direction.  Until we anniversary the big competitive influx, we will continue to face a difficult comparable store sales environment, but we expect that the worst of this trend will be over in early spring of 2005, after the post-Christmas markdown period has ended.  A review of our merchandise does not uncover any significant fashion misses.  And we believe that we are taking the necessary steps to control this Fall’s inventory level despite a reduction in same store sales, even though this continues to pressure our gross margins.

The maternity apparel market is evolving in a similar manner to the rest of the women’s apparel world, to a small number of key retailers.  We will continue to build our brands even in this tumultuous period of time, and we expect to be rewarded over time as we emerge as an even stronger leader in the maternity apparel market.  We have already seen that some of the competitors are struggling in an over-stored industry, and as they liquidate their inventory, they are creating a very price promotional environment.  However, I do not believe that this level of over-storing is sustainable, and the future could change for the better as competitors re-evaluate the level of their commitment to this niche market.

But we have a lot of great news right now in the present.  We are already benefiting from our position of market leadership.  As we announced a little over a week ago, we will become the exclusive maternity provider at two of the largest retailers in America, Sears and Kohl’s, through separate proprietary brands and collections.  Both of these companies have concluded that our expertise in maternity can be beneficial to their mission of selling to the new mom, and as a result we will be gaining market share in the spring of ‘05.  Since both Sears and Kohl’s were already in the maternity business, by capturing their existing maternity volume we should not cannibalize our own stores by serving these customers.  And we will be able to compete even more effectively with our major competitors due to the large existing customer base of Sears and Kohl’s and the proximity of their store locations to those of our competitors.  We are especially pleased with the opportunity to enter a substantial number of power centers at Kohl’s.   In addition, we are hopeful that we can expand our new partner relationships to include many of our other marketing initiatives such as our futuretrust™ college savings program, our gift bags, our opt-in customer database marketing, and our brand licensing.

During the past quarter and year, we have continued to upgrade our merchandising and sourcing systems, and organization.  Our focus is on creating consistent and predictable merchandise success.  At the same time, we are working to leverage our growth without significantly increasing infrastructure or SG&A expense.  As an example, we have determined that we can accommodate our growth in the coming year without increasing our corporate offices and distribution center facilities.

We are continuing to test, develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.  We have been very encouraged by the initial results of our multi-brand stores in terms of their ability to drive increased sales and their potential to reduce store operating expense percentages.  As of September 30, 2004, we have 29 two-brand combo stores, 2 triplex stores, and 4 Destination Maternity™ Superstores, with three of the four Superstores having opened during August.  We have four additional Superstores scheduled to open during the first half of fiscal 2005, and may open additional Superstores in fiscal 2005 as we find and evaluate additional potential locations and obtain additional results and insights from our existing Superstores.  We are the only national retailer that is 100% focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

Although the Destination Maternity™ Superstores are still early in their test phase,  I believe that these stores will be able to be rolled out over time, and will prove to be a superior model for selling maternity clothes because they will allow us to have a smaller number of higher volume, higher operating margin stores without sacrificing overall sales.  We will continue to report on the progress of our multi-brand store and Superstore initiatives.

In summary, although we face a challenging environment at the present time, I believe that we will see the maternity market evolve as this fiscal year progresses.  We are doing what is right for our business in the long term.  We strongly believe that our strategic business initiatives will promote our long-term growth in sales and profitability while addressing the increased competitive pressures, enabling us to gain an even stronger market leadership position.  We are the maternity authority.  And no one else in the market can come close to making that claim.

Thank you for joining us this morning.  We appreciate your interest in Mothers Work, and operator, we are now ready to take questions.